SECURITIES PURCHASE AGREEMENT


          SECURITIES PURCHASE AGREEMENT dated as of February 5, 1998 between

PRIMEDIA Inc., a Delaware corporation ("PRIMEDIA") and KKR 1996 Fund L.P., a

Delaware limited partnership ("KKR 1996").



I.   STOCK SALE TO KKR 1996

          1.1  Purchase of Common Stock.

          Subject to all of the terms and conditions of this Agreement, KKR

1996 hereby agrees to purchase from PRIMEDIA, and PRIMEDIA agrees to sell to

KKR 1996, 16,666,667 shares of PRIMEDIA common stock, par value $.01 per share ("KKR 1996 Shares"), for $12 per share, for an aggregate purchase price of $200,000,004 (the "Purchase Price").  Such purchase shall be made 20 days after an information statement regarding the purchase has been sent to the stockholders of PRIMEDIA pursuant to Rule 14c-2 promulgated under the

Securities Exchange Act of 1934, as amended, or the earliest business day thereafter upon which PRIMEDIA receives clearance of the purchase under the

Hart-Scott-Rodino Antitrust Improvements Act.  The closing of the purchase will take place at the offices of Simpson Thacher & Bartlett, 425 Lexington

Avenue, New York, New York 10017.  At the closing KKR 1996 will pay to

PRIMEDIA the Purchase Price, in immediately available funds, against its receipt of duly executed stock certificates, representing the KKR 1996

Shares, registered in the name of KKR 1996 on the books of Primedia.

          1.2  Management Rights.  After the Closing and for so long as the

Purchaser owns any equity or debt securities of PRIMEDIA, KKR 1996 shall have the right to elect at least one member of the Board of Directors to PRIMEDIA.

KKR 1996 shall also have at all times after the closing the right to (i)

inspect and copy books and records of PRIMEDIA; (ii) visit and inspect the

PRIMEDIA properties; (iii) receive financial statements, operating reports and budgets of PRIMEDIA; (iv) receive materials sent to the PRIMEDIA Board of

Directors; and (v) consult with and provide non-binding advice to PRIMEDIA management on significant corporate actions.


II.   PURCHASER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

          2.1  Investment Intention.  KKR 1996 represents and warrants that it is purchasing the KKR 1996 Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution of any thereof.  KKR 1996 agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the KKR 1996 Shares (or solicit any offers to buy,

purchase, or otherwise acquire or take a pledge of any of the Shares), except in compliance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder.

          2.2  Legends.  The certificate (or certificates) representing the

KKR 1996 Shares shall bear the following legend (until such time as subsequent transfers thereof are no longer restricted in accordance with the

Act):

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS OR THE RULES AND REGULATIONS THEREUNDER."

          2.3  Federal Securities Laws Matters.  KKR 1996 represents that it is familiar with Release No. 5226 issued by the Securities and Exchange

Commission (the "SEC") under the Act, it has consulted with its counsel with regard thereto, and it is fully aware of the position of the SEC limiting the resale to the public of any of the KKR 1996 Shares.

          2.4  Compliance with Rule 144.  If any of the KKR 1996 Shares are disposed of in accordance with Rule 144 under the Act, KKR 1996 shall deliver to PRIMEDIA at or prior to the time of such disposition an executed copy of

Form 144 (if required by Rule 144) and such other documentation as PRIMEDIA may reasonably require in connection with such sale.

          2.5  Ability to Bear Risk.  KKR 1996 represents and warrants that

(a) the financial situation of KKR 1996 is such that it can afford to bear the economic risk of holding the unregistered KKR 1996 Shares for an indefinite period and (b) it can afford to suffer the complete loss of its investment in the KKR 1996 Shares.

          2.6  Access to Information; Evaluation of Risks.  KKR 1996

represents and warrants that (a) it understands and has taken cognizance of all the risk factors related to the purchase of the KKR 1996 Shares, (b) it has received and carefully reviewed information regarding the business of

PRIMEDIA and has been granted the opportunity to ask questions of, and receive answers from, representatives of PRIMEDIA concerning the terms and conditions of the purchase of the KKR 1996 Shares and to obtain any additional information which it deems necessary to verify the accuracy or completeness of the information furnished to it and (c) its knowledge and experience in financial and business matters is such that it is capable of evaluating the risks of the investment in the KKR 1996 Shares.


III.  RULE 144

          PRIMEDIA agrees that it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the

Securities Exchange Act of 1934, as amended, and, upon request of KKR 1996 or a transferee of KKR 1996 Shares, will furnish KKR 1996 with such information as may be necessary to enable KKR 1996 to effect routine sales pursuant to

Rule 144 under the Act.


IV.  REGISTRATION RIGHTS

          KKR 1996 will have such rights to have the KKR 1996 Shares registered under the Act as may be provided in any Registration Rights

Agreement entered into by KKR 1996, PRIMEDIA and other holders or purchasers of shares of Common Stock of PRIMEDIA on or after the date hereof.


V.   MISCELLANEOUS

          5.1  Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail,

return receipt requested, postage prepaid, to the parties to this Agreement at the following addresses or to such other address as either party to this

Agreement shall specify by notice to the other:



     if to PRIMEDIA, to it at:

          PRIMEDIA Inc.
          745 Fifth Avenue
          New York, NY  10151
          Attention:  Beverly Chell, Esq.

          With a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY  10017
          Attention:  Gary I. Horowitz, Esq.

     if to KKR 1996, to it at:

          KKR 1996 Fund L.P.
          9 West 57th Street
          New York, NY 10019
          Attention:  Perry Golkin

          With a copy to:

          Latham & Watkins
          885 Third Avenue
          New York, NY 10022
          Attention:  Scott Bowie, Esq.


All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

          5.2  Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Except as provided in Article V, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

          5.3  Waiver.  Either party hereto may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive compliance with any of the conditions or covenants of the other contained in this Agreement;

and (c) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          5.4  Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by KKR 1996 and PRIMEDIA.

          5.5  Assignability.  Neither this Agreement nor any right, remedy,

obligation or liability arising hereunder or by reason hereof shall be assignable by PRIMEDIA or KKR 1996 without the prior written consent of the other party.

          5.6  Expenses.  PRIMEDIA agrees that, whether or not the

transactions contemplated by this Agreement are consummated, PRIMEDIA will pay or cause to be paid all costs and expenses arising in connection with the preparation, execution, administration and enforcement of, and the preservation of rights under, this Agreement, including, without limitation:

          (a)  all taxes (other than taxes based on income), fees or other charges which may be payable in connection with the sale or purchase of the KKR 1996 Shares pursuant to this Agreement;

          (b)  all expenses incurred by KKR 1996 in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its partners;

          (c)  an allocable portion of certain expenses incurred by KKR 1996 in connection with its organization in an amount not to exceed $10,000 in the aggregate, including, without limitation, legal fees; and

          (d)  all reasonable travel and other out-of-pocket expenses of the general partner of KKR 1996 incurred in connection with KKR 1996's ownership of the KKR 1996 Shares.

In addition, after consummation of the transactions contemplated by this

Agreement and so long as KKR 1996 owns any shares of common stock acquired pursuant to this Agreement, PRIMEDIA will reimburse KKR 1996 or the general partner of KKR 1996 for all costs incurred in transmitting information regarding PRIMEDIA to the limited partners of KKR 1996 or in distributing dividends or other distributions received from PRIMEDIA to the limited partners of KKR 1996.

          5.7  Indemnification.  Whether or not the transactions contemplated hereby are consummated, PRIMEDIA agrees to indemnify and hold harmless KKR

1996, its limited and general partners and its affiliates (and the partners,

members, directors, officers, affiliates and controlling persons of each of the foregoing) (each a "KKR 1996 Indemnitee") from and against any liabilities, obligations, losses, damages, deficiencies, obligations, fines and assessments, penalties, actions, judgments, suits, claims, costs,

injuries, demands, proceedings, investigations, arbitrations (including shareholder claims, actions, injuries, demands, suits, judgments,

proceedings, investigations or arbitrations) and disbursements, including,

without limitation, accountant's and attorney's fees and expenses incurred by a KKR 1996 Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) the operations of PRIMEDIA, (ii)

KKR 1996's purchase and/or ownership of the KKR 1996 Shares or (iii) any litigation to which a KKR 1996 Indemnitee is made a party in its capacity as a shareholder or owner (or a partner, member, director, officer, affiliate or controlling person of a shareholder or owner) of securities of PRIMEDIA.

          5.8  Limited Liability of Partners.  Notwithstanding any other provision of this Agreement, neither the general partner nor the limited partners nor any future general or limited partner of KKR 1996 shall have any personal liability for performance of any obligation of KKR 1996 under this

Agreement in excess of the respective capital contribution of such general partner and limited partners to KKR 1996.

          5.9  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of New York.

          5.10  Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          5.11  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, PRIMEDIA and KKR 1996 have executed this

Agreement as of the day and year first above written.


                                    PRIMEDIA, INC.


                                    By:/s/ Beverly Chell
                                       Name:  Beverly Chell
                                       Title: Vice-Chairman and
                                                Secretary


                                    KKR 1996 FUND L.P.

                                    By:  KKR Associates 1996 L.P.
                                           Its General Partner


                                    By:  KKR 1996 GP LLC

                                         By:/s/ Perry Golkin
                                            A General Partner